U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.       Name and Address of Reporting Person*

         Last, First, Middle:               Deutsche Bank AG
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         Street:                    Taunusanlage 12
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         City, State, Zip:          60325 Frankfurt am Main Germany
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2.                                  Issuer Name and Ticker or Trading Symbol
                                    Worldcom, Inc. ( MCWEQ. PK)
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3. IRS or Social Security Number of Reporting Person (Voluntary)
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4.                                  Statement for Month/Year January, 2003
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5.       If Amendment, Date of Original (Month/Year)
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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

         (     ) Director                     (  X  ) 10% Owner
         (     ) Officer (give title below)   (     ) Other (specify below)

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7.       Individual or Joint/Group Filing (Check Applicable Line)

         ( X ) Form filed by One Reporting Person
         (     ) Form filed by More than One Reporting Person
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* If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).



====================================================================================================================================
 Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
----- ---------- ------------ ------------ ------------------------------ ------------------ ---------------- ----------------------
      1.Title of 2.           3.           4.Securities Acquired (A) or   5.Amount of        6. Ownership    7. Nature of Indirect
      Security   Transaction  Transaction  Disposed of (D)                Securities         Form: Direct (D) Beneficial Ownership
      (Instr. 3) Date         Code         (Instr. 3, 4 and 5)           Beneficially Owned  or Indirect (I)  (Instr. 4)
                 (Month/Day/    (Instr. 8)                                at End of Month       (Instr. 4)
                 Year)                                                    (Instr. 3 and 4)
----- ---------- ------------ ------------ ------------------------------ ------------------ ---------------- ----------------------
----- ---------- ------------ -------- --- ----------- ------ ----------- ------------------ ---------------- ----------------------
                                                        (A)
                                                        or
                               Code     V     Amount    (D)    Price
----- ---------- ------------ -------- --- ----------- ------ ----------- ------------------ ---------------- ----------------------
----- ---------- ------------ -------- --- ----------- ------ ----------- ------------------ ---------------- ----------------------

(1)   MCI Group        1/31/03      S          53,000     D      $ 0.22       13,290,471            D
      Common Stock,
      $0.01 Par Value
===== ================ ============ ======== === =========== ====== =========== ================== ================ ================

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.





====================================================================================================================================
              Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                         (e.g., puts, calls, warrants, options, convertible securities)
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
--- ------- ---------- ---------- ----------- ------------ --------------- ---------------------- ----------- -------------- ---
  1.        2.         3.          4.          5. Number    6.Date          7.Title and 8.Price   9.         10. Ownership  11.
  Title of  Conversion Transaction Transaction of Derivative Exercisable and Amount of   of       Number of  Form of      Nature of
  Derivative  or      Date (Month/ Code        Securities   Expiration Date  Underlying Derivative Derivative  Derivative   Indirect
  Security  Exercise   Day/Year)   (Instr. 8)  Acquired (A) (Month/Day/Year) Securities Security  Securities  Security:   Beneficial
 (Instr. 3) Price of                           or Disposed of                (Instr. 3  Instr.  Beneficially Direct (D)or Ownership
            Derivative                         (D)(Instr. 3,                  and 4)     5)      Owned at    Indirect (I)  (Instr.
            Security                           4 and 5)                                          End of     (Instr. 4)       4)
                                                                                                 Month
                                                                                                  (Instr. 4)
--- -------- ---------- ----------- ------------ --------------- ---------------- ---------------- ---------- ------------- --------
--- -------- ---------- ----------- ------- ---- -------- ------ ----------- ---- --------- ------ ---------- ------------- --------
                                                                                   Amount or
                                                           Date  Expiration        Number of
                                      Code   V   (A)   (D)Exercisable Date   Title  Shares
--- -------- ---------- ------------ ----- ---- ----- ---- ------- ------  -------- ------- ------------- --------------- ----------
--- -------- ---------- ------------ ----- ---- ----- ---- ------- ------  -------- ------- ------------- --------------- ----------

(1)
--- -------- ---------- ------------ ----- ---- ----- ---- ------- ------  -------- ------- ------------- --------------- ----------
--- -------- ---------- ------------ ----- ---- ----- ---- ------- ------  -------- ------- ------------- --------------- ----------

(2)
--- -------- ---------- ------------ ----- ---- ----- ---- ------- ------  -------- ------- ------------- --------------- ----------
--- -------- ---------- ------------ ----- ---- ----- ---- ------- ------  -------- ------- ------------- --------------- ----------

(3)
--- -------- ---------- ------------ ----- ---- ----- ---- ------- ------  -------- ------- ------------- --------------- ----------
--- -------- ---------- ------------ ----- ---- ----- ---- ------- ------  -------- ------- ------------- --------------- ----------

--- -------- ---------- ------------ ----- ---- ----- ---- ------- ------  -------- ------- ------------- --------------- ----------
--- -------- ---------- ------------ ----- ---- ----- ---- ------- ------  -------- ------- ------------- --------------- ----------

=== ======== ========== ============ ===== ==== ===== ==== ======= ======  ======== ======= ============= =============== ==========



Deutsche Bank AG.



By: /s/ Jeffrey A. Ruiz              Date 1-31-03
    ---------------------            ------------
     Name: Jeffrey A. Ruiz
     Title:Vice President







By:  /s/ Margaret M. Adams             Date 1-31-03
     ---------------------             ------------
      Name:  Margaret M. Adams
      Title: Director